Item 5 Other Events and Regulation FD Disclosure.
SIGNATURES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 3, 2001

Date of Report (Date of earliest event reported)

OM Group, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22572	52-1736882
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File No.)	Identification No.)

50 Public Square

Suite 3500
Cleveland, Ohio 44113-2204
(Address of principal executive offices and zip code)

(216) 781-0083

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

      Updated Business Description

      As reported in our Current Report on Form 8-K filed on August 24, 2001, OM Group, Inc. acquired all the businesses of dmc2 Degussa Metals Catalysts Cerdec AG on August 10, 2001. On September 7, 2001, we sold the Electronic Materials and Cerdec divisions of dmc2 to Ferro Corporation. We continue to own the metals management, automotive catalysts, fuel cells, precious metal chemistry, technical materials and jewelry and electroplating businesses of the dmc2 operations. The information set forth below describes our business subsequent to the acquisition of the dmc2 operations and also updates some considerations that relate to our expanded business and may be important to stockholders.

BUSINESS

History

      OMG was formed in 1991 through the merger of Mooney Chemicals, Inc., Kokkola Chemicals Oy and Vasset, S.A. Mooney Chemicals, Inc. (now known as OMG Americas, Inc.), founded in 1946, was a family-owned specialty chemical company and has been led by James P. Mooney, our current Chairman and Chief Executive Officer, since the 1970’s. Kokkola had been a wholly-owned subsidiary of Outokumpu Oyj, producing primarily cobalt products since 1967. The strategy in merging these businesses was to take advantage of the combined technical and manufacturing strengths, niche market positions, high value and diverse product ranges and low cost raw material sources to create an integrated specialty chemical company offering high value-added chemicals and powders with advantages in process capabilities and raw materials procurement.

      We grew primarily organically until early 1997, when we purchased SCM Metals from U.S. Industries. SCM’s annual sales of $94.0 million were predominantly focused on specialty powders. This transaction extended our product line in copper, iron and stainless steel products.

      In early 1998, we purchased Auric Fidelity and Dussek Campbell. Fidelity, with annual sales of approximately $48.0 million, increased our exposure to the electronics industry through its electroless nickel product line used in the manufacturing of hard drives. The Dussek transaction provided geographic expansion via its Canadian metal organics business. Total sales for Dussek in 1997 were approximately $12.0 million. In addition, in April 1998, we purchased a specialized metal powder production technology from Dow Chemical.

      In April 2000, we acquired Outokumpu Nickel Oy, a nickel refinery located in Harjavalta, Finland with annual production capacity of 53,000 tons per annum, from Outokumpu Oyj. The Outokumpu Nickel Oy acquisition was complementary to our previous business, adding to our nickel inorganics product portfolio and expanding our raw materials vertical integration.

Acquisition of dmc2 Operations, Sale of Businesses to Ferro and Related Financing

      On August 10, 2001, we acquired all of the operations of dmc2 Degussa Metals Catalysts Cerdec AG from Degussa AG for €1,200.0 million, or approximately $1,072.0 million based on the exchange rate at closing. dmc2 was a worldwide provider of metal-based functional materials for a wide variety of high-growth end markets and was a leading producer of platinum group metal, or PGM, catalysts and products. On September 7, 2001, we sold the Electronic Materials and Cerdec divisions of dmc2 to Ferro Corporation for approximately $525.5 million. The acquisition of the dmc2 operations and the subsequent divestiture of dmc2 businesses to Ferro were recorded using the purchase method of accounting.

      The primary sources of financing for the acquisition of the dmc2 operations included our existing credit facilities (which were increased from $658.0 million to $1,310.0 million) and $550.0 million of senior subordinated bridge notes. In addition to funding the purchase price, approximately $139.2 million of the proceeds from borrowings under the credit facilities and from the bridge notes were used to reduce outstanding amounts under our existing revolving credit facility and to pay fees and expenses incurred in connection with the transaction. We used the net proceeds from the sale of the dmc2 divisions to Ferro to repay a portion of the outstanding debt under the credit facilities and a portion of the outstanding bridge notes.

      “Pro forma” information contained in this description of our business gives effect to the acquisition of the dmc2 operations, the sale of the dmc2 divisions to Ferro, and the related financing transactions.

Overview

      We are a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. We apply proprietary technology to a wide variety of raw material feedstocks to manufacture, market and supply more than 625 different product offerings to more than 1,700 customers in over 30 industries. Our products typically represent a small portion of the customer’s total manufacturing or processing costs and are often essential ingredients for superior product performance. For the twelve months ended September 30, 2001, on a pro forma basis, our net sales were $6,227.2 million.

      We believe we are the world’s leading producer of cobalt-based specialty chemicals and a leading producer of nickel-based specialty chemicals and platinum group metal catalysts and products. During 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific. We operate 33 manufacturing facilities worldwide, including 13 in the Americas, 11 in Europe, 7 in Asia-Pacific and 2 in Africa, and employ approximately 4,700 employees in 23 countries.

Products and Markets

      Our business is conducted through three segments: Base Metal Chemistry, Precious Metal Chemistry and Metal Management.

OM GROUP
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BASE METAL CHEMISTRY	PRECIOUS METAL CHEMISTRY	METAL MANAGEMENT

  Base Metal Chemistry

      Our Base Metal Chemistry segment develops, processes, manufactures and markets specialty chemicals, powders and related products from various base metals. We emphasize products that leverage our production capabilities and bring value to our customers through superior product performance. These products frequently are essential components in chemical and industrial processes where they facilitate a chemical or physical reaction and/or enhance the physical properties of end-products. Our base metal chemistry products can be found in a variety of applications for catalysts, coatings, colorants, hard metal tools, jet engines, lubricants, fuel and petroleum additives, magnetic media, metal finishing agents, petrochemicals, plastics, printed circuit boards, rechargeable batteries, stainless steel, super alloys and tires. We use more than 15 metals as raw materials in this segment, with the most widely used metals being cobalt, nickel and copper.

      The following table sets forth our historical sales by primary metals used in our Base Metal Chemistry segment:

	1996	1997	1998	1999	2000

	(dollars in millions)
Cobalt	$285.2	$282.1	$286.2	$251.5	$283.2
Nickel	59.8	64.1	82.3	87.6	403.9
Copper	5.8	91.0	91.7	91.2	95.0
Other	37.2	50.1	61.0	76.7	105.6

	$388.0	$487.3	$521.2	$507.0	$887.7

      Our base metal chemistry products are generally categorized as organics, inorganics, powders and metals and are sold in various forms such as solutions, crystals, powders, cathodes and briquettes.

      Organics are produced from the reaction of metals with organic acids (e.g., acetic acid). Organics are primarily sold in the form of solutions and crystals. We use a variety of metals that include barium, calcium, cobalt, iron, manganese, potassium, rare earth, zinc and zirconium, with cobalt being the predominant metal.

      Inorganics are the products of reactions between metals and inorganic acids (e.g., sulfuric acid). Inorganics are sold in solutions, crystals and powders. We use primarily cobalt and nickel metals in our inorganics products. Other metals used are lithium, copper and manganese.

      Powders are produced by separating metal from ores and ore concentrates by chemical reactions involving heat or water, using several different metal feedstocks with particle sizes and structures tailored for customer applications. We believe we are the world’s leading producer of cobalt powder and a leading producer of copper and stainless steel powders. Other metals used include nickel, iron, lithium, tin, bronze and brass.

      Metals are produced from several different nickel concentrate feedstocks through nickel reduction and an electrowinning process. We are a leading producer of nickel briquettes and cathodes that are designed to meet exact customer analysis requirements.

      The following table sets forth our historical product volumes as classified by chemistry:

	1996	1997	1998	1999	2000

	(pounds in millions)
Organics	43.1	50.3	60.5	70.2	76.5
Inorganics	50.7	61.0	89.3	96.1	105.6
Powders	2.9	38.6	40.4	43.1	46.9
Metals	—	—	—	—	78.2

	96.7	149.9	190.2	209.4	307.2

      The following table sets forth key applications for our base metal chemistry products:

Applications	Metals Used	Product Attributes

Bushings and Bearings	Copper, Tin	Enhances performance through porous, self-lubricating bronze bearings for electric motors and other industrial applications

Ceramics and Glassware	Cobalt, Nickel	Provides color for pigments, earthenware and glass and facilitates adhesion of porcelain to metal

Applications	Metals Used	Product Attributes

Coatings	Cobalt, Manganese, Calcium, Zirconium	Promotes faster drying in such products as house paints (exterior and interior) and industrial and marine coatings

Construction Equipment	Cobalt, Tungsten	Strengthens and adds durability to diamond cutting and drilling equipment used in construction and quarrying

Cutting Tools	Cobalt, Tungsten	Strengthens and adds durability to mining and machine cutting tools, as well as oil and gas drilling equipment

High-Tech Alloys	Nickel, Cobalt	Prevents corrosion of and strengthens high- performance alloyed materials

Household Appliances	Cobalt	Enhances metal-glass bonding in a variety of household appliances

Lubricating Oils	Copper, Lead, Zinc, Bismuth	Enhances the performance of various lubricating oils used in automobile engines, generators and mining equipment by reducing sludge build-up, preventing oxidation under high pressure and reducing friction

Magnetic Media	Cobalt	Improves the recording quality of video and audio tapes, and enhances the high screen resolution properties in television sets

Memory Disks	Nickel	Enhances information storage on disks and computers

Microelectronics	Tin, Lead, Silver	Reduces the solder bridging and enhances solder joint strength for circuit boards and brazing

Paints	Cobalt, Aluminium, Manganese	Enhances antifouling in marine paints

Petrochemical Refining	Cobalt	Reduces sulfur dioxide and nitrogen emissions

Polyester Resins	Cobalt, Copper, Zinc	Accelerates the curing of polyester resins found in reinforced fiberglass boats, storage tanks, bathrooms, sports equipment, automobile and truck components

Polyvinyl Chloride (PVC)	Barium, Calcium, Zinc	Mitigates the effect of heat on flexible PVC in such products as medical tubing, garden hoses, resilient flooring and shower curtains

Pressed Metal Parts	Stainless Steel, Copper, Iron	Prevents corrosion in automotive exhaust systems

Printing Inks	Cobalt, Manganese	Promotes faster drying in various printing inks

Rechargeable Batteries	Cobalt, Nickel	Improves the electrical conduction of rechargeable batteries used in cellular phones, video cameras, portable computers and power tools

Applications	Metals Used	Product Attributes

Stainless Steel	Nickel	Improves rust resistance in demanding plating applications

Steel	Nickel	Improves rust resistance in auto and truck bodies

Synthetic Fibers	Cobalt	Improves the efficiency of chemical processes used to manufacture synthetic fibers

Tires	Cobalt	Promotes bonding of metal-to-rubber in radial tires

      Our Base Metal Chemistry segment serves over 1,500 customers. This segment’s major customers include AvestaPolarit, BASF, Bayer, DuPont, Ferro, General Electric, Goodyear Tire, Kennametal, Komag, Nippon, Sandvik, Seido, Sherwin Williams and Tanaka.

  Precious Metal Chemistry

      Our Precious Metal Chemistry segment develops, produces and markets specialty chemicals and materials, predominantly from precious metals such as platinum, palladium, rhodium, gold and silver. We also offer a variety of refining and processing services to users of precious metals. Our precious metal chemistry products are used in a variety of applications for automotive catalysts, fuel cells and fuel processing catalysts, chemical catalysts, electronics packaging and electroplating products, jewelry and glass manufacturing for high-definition televisions.

      Automotive catalysts are produced by coating a ceramic piece in a process with a washcoat containing performance chemicals and precious metals. We provide a full-service operation by recycling spent automotive catalysts. Automotive catalysts represent the largest application for this segment, accounting for over 54% of 2000 segment net sales.

      Membrane electrode assemblies, the core components of fuel cells and fuel processing catalysts, are produced by coating a membrane with a catalyst that contains precious metals.

      Organic and inorganic heterogenous and homogenous chemical catalysts are produced from platinum group metals, or PGMs, by chemical or metallurgical processes.

      Electronics packaging is produced from special alloys that contain high purity materials such as silver. These alloys generally are melted under a protective atmosphere and then mechanically processed into various delivery forms and customized products. Electrolytes for electroplating products are produced by mixing precious metal preparations with alloying metal salts, conducting salts, complexing agents and other additives.

      Jewelry semi-finished materials are produced from gold, silver and platinum by melting and by mechanical processing. Special chemical and metallurgical processes are used in the refining stages.

      Glass manufacturing components are produced from special high heat-resistant and corrosion-resistant materials. Using a unique process, we produce fine grain-stabilized platinum engineered materials made of platinum group metals. These materials are well suited for manufacturing glass used in high-tech applications such as flat-screen panels.

      The following table sets forth key applications for our precious metal chemistry products:

Applications	Metals Used	Product Attributes

Automotive Catalysts	Platinum, Palladium, Rhodium	Improves emission control for gasoline and diesel passenger cars, heavy duty trucks and motorcycles

Fuel Cells	Platinum, Palladium, Rhodium, Ruthenium	Increases efficiency of fuel processing systems for stationary, automotive and portable applications

Applications	Metals Used	Product Attributes

Electronics Packaging	Silver	Provides high-purity packaging materials for micro and power electronics

Glass	Platinum	Enhances the resistance and recyclability of glass and the integration of electronic circuits on glass

Jewelry	Gold, Silver, Platinum, Palladium	Provides semi-finished precious metals for jewelry and for various industrial applications (e.g., sputtering targets for CD-Roms and DVDs)

Electroplating	Gold, Silver, Platinum, Palladium, Rhodium, Ruthenium	Provides electrolytes and precious metal salts for technical and decorative applications in various industries (e.g., printed circuit boards and connectors)

      Our Precious Metal Chemistry segment serves over 200 customers. This segment’s major customers include BMW, DaimlerChrysler, Fiat, General Motors, Kyocera, Mitsubishi, Montblanc, Motorola, Opel/ Saab (affiliate of General Motors) and Volkswagen.

  Metal Management

      Our Metal Management segment acts as a metal sourcing operation for our other business segments and for our customers, primarily procuring precious metals. This segment also provides a centralized operation to manage price risk associated with metal raw material purchases and sales. Its activities include the following:

•	provision of the necessary precious metal liquidity and financing for our other segments;

•	hedging and risk-pooling for the purchase and sale of precious metals for our other segments;

•	purchasing and selling of precious metals;

•	proprietary precious metals trading on a limited scale; and

•	precious metals management consulting services.

      Our exposure from our proprietary trading activities is reduced by limitations on both metal quantities and the value of open positions. We also require our traders to close positions if mark-to-market valuation reaches specified loss realization limits. Adherence to limits is strictly supervised by our controlling department.

      In addition to purchasing metals, this segment leases precious metals, primarily gold and silver. The metals primarily are leased from a variety of financial institutions that have access to large physical inventories of gold and silver. The metal leases usually allow for return of the metal at the end of the lease agreement. However, leases are customarily extended at the end of a lease term or metal is re-leased under a new agreement. We also lease precious metals to selected customers to support our product business. Our total metal lease expense may range from approximately $5.0 million to $10.0 million annually, depending upon the prices and lease rates of precious metals.

      In order to support the ownership transition to us, Degussa AG has agreed to provide us with a lease backstop facility until August 10, 2002. Under the terms of the facility, if we are not able to otherwise lease precious metals, Degussa AG will lease precious metals to us up to an aggregate amount of DM 650.0 million.

Strategy

      Target High Growth Applications and Value-Added Products. We target applications that we believe have high growth and high margin potential for our products. For example, we have targeted the growing rechargeable battery and nickel catalyst markets through our acquisition of a nickel refinery in Harjavalta, Finland in April 2000. This acquisition has provided us with a solid base from which to vertically integrate production of nickel chemicals and powders. Other examples of value-added products used in targeted applications include stainless steel powders for automotive pressed metal parts, cobalt salts and powders for rechargeable batteries used in laptop computers and mobile phones, PGM-based catalysts for membrane electrode assemblies and fuel processing catalysts for fuel cells used in stationary and mobile applications.

      Apply Metal Technology to Meet Customer Needs and Develop New Products. We are focused on increasing sales of value-added products through our emphasis on research, technology and customer service. For example, we have increased our sales of cobalt extra-fine powders and created new market opportunities in tungsten powders by applying our recycling technology to the needs of our customers in the hard metal tool industry. We also have developed several products, such as electroless nickel-gold for printed circuit boards, through continued responsiveness to customer needs and through joint product development efforts.

      Through our acquisition of the dmc2 operations, we have obtained leading technology positions in the development of fuel cell components and automotive catalysts. For example, the flexibility derived from advances in catalyst technology has enabled us to significantly grow the North American sales of the dmc2 operations by providing customers with automotive catalyst solutions based on multiple precious metals. These new technologies allow our customers the flexibility to choose the most advantageous or cost-effective catalyst solution.

      Continue to Improve Our Cost Position. We have undertaken several initiatives to improve the leading cost positions we have developed in nickel and cobalt procurement and processing as a result of our vertical integration strategy. Our majority-owned Big Hill smelter facility, which we expect to reach full-scale production by the end of 2001, will expand our base of long-term, low-cost cobalt and copper raw material feedstocks. The conversion of our Harjavalta, Finland nickel refinery from the processing of commodity products to higher value-added products is designed to result in the cost-efficient, vertically integrated production of nickel inorganics and powders. We intend to continue to improve our cost positions in our other product lines as we begin to integrate base metal and precious metal separation and processing technologies.

      Integrate dmc2 Business and Capitalize on Acquisition-Related Opportunities. As part of our plan to integrate the dmc2 business with our other operations, we are focused on combining the best practices of each organization to drive top-line growth, increase manufacturing efficiency and leverage our common technology platforms. The acquisition of the dmc2 operations will allow us to:

•	use our combined experience and technical expertise in base metal and precious metal chemistry to develop new products and improve processing technology;

•	use the combined strength of our respective sales forces to drive growth of precious metal chemistry products in North America, accelerate the growth of our base metal chemistry products in Europe and enhance our presence in Asia;

•	cross-sell products to existing customers that have both base metal and precious metal chemistry needs; and

•	enhance our metal management operation by integrating the expertise and scale of our base metal and precious metal procurement capabilities.

Competitive Strengths

      Leadership Position in Each of Our Core Products. We believe that as a result of our high quality products, technological capabilities and focus on providing customer service and support, we have achieved leading market positions in the production of metal-based specialty chemicals, materials and powders. We believe we are the world’s leading producer, refiner and marketer of cobalt and a leading worldwide producer of cobalt organics, cobalt inorganics, cobalt powders, nickel inorganics, copper powders, automotive catalysts and PGM compounds.

      Diverse Geographic and Customer Base. Following our recent acquisition of the operations of dmc2, we offer more than 625 products to over 1,700 customers in over 30 industries, including automotive, chemicals, electronics, industrial products and stainless steel. The diversity of the metals used in our products and our worldwide presence are reflected in the following charts:

2000 PRO FORMA PRODUCT SALES BY METAL CONTAINED (1)	2000 PRO FORMA SALES BY GEOGRAPHY (1)(2)

(1)	Excludes net sales of the Metal Management segment

(2)	Sales based on customer location

      Technological Leadership. Our research and new product development program is an integral part of our business. New products introduced in the last five years, including new chemical formulations and new concentrations of components, accounted for over 20% of our pro forma 2000 net sales (excluding net sales of the Metal Management segment). Examples of new products that we have developed and introduced to the marketplace over the last five years include the following:

•	an electroless nickel-gold process used in printed circuit boards to increase performance and improve product yields;

•	stainless steel powders used in automotive metal parts to prevent corrosion;

•	cobalt catalysts used in air bags to provide safety and enhance performance; and

•	automotive catalysts used in diesel and gasoline direct-injection engines to improve emission control.

      Leading Raw Material Sourcing and Production Capability. We believe we are the leading producer, refiner and marketer of cobalt and the fifth largest producer of nickel in the world as a result, in part, of our vertical integration strategy. We also believe we are among the world’s largest processors of PGMs. Our leading industry positions and long-term relationships with our suppliers provide us with reliable sources of key raw materials. Our major manufacturing plants, all of which have received ISO 9002 certification, are capable of efficiently producing a broad range of metals, specialty chemicals and powders. Our leading refining and metal separation capabilities give us the flexibility to work with a variety of raw materials, including low-grade feedstocks such as slag, concentrates and recycled materials, and transform them into high-quality finished products. The ability to refine and recycle these materials enables us to source many grades of feedstocks at competitive prices and offer recycling services to our customers, giving us a significant advantage in the marketplace. Through our Metal Management segment, we are one of the world’s leading precious metals sourcing businesses.

      Experienced and Incentivized Management Team. Our senior management team has an average of over twenty years experience in the chemical industry. Led by Chairman and Chief Executive Officer James P. Mooney, President and Chief Operating Officer Edward “Bud” Kissel and Chief Financial Officer James M. Materna, we have consistently delivered strong operating and financial performance. Our senior management team also has significant experience in executing and integrating acquisitions. Since our initial public offering in 1993, we have successfully integrated eleven acquisitions. Our management team collectively holds roughly 6% of our common shares on a fully diluted basis, with a significant number of these shares issuable under stock option programs.

Sales and Marketing

      We believe that one of our key strengths is our sales and marketing team. Our sales force of more than 250 professionals consists of separate teams dedicated to the Base Metal Chemistry and the Precious Metal

Chemistry segments. Our salespeople are highly knowledgeable about our customers’ manufacturing processes and end-uses, which enables them to add significant value for our customers. Our salespeople focus primarily on end-users and there is a strong cooperative interaction among salespeople, technical staff and customers.

      We sell and support our products in dozens of countries throughout the world. Our sales network is primarily segment focused, with global direction provided for each segment and regional coverage provided as appropriate. For the year ended December 31, 2000, on a pro forma basis, and excluding net sales of our Metal Management segment, we derived approximately 64% of our net sales from customers in Europe, 25% from customers in the Americas and 11% from customers in Asia-Pacific.

Competition

      We encounter a variety of competitors in each of our product lines, but no single company competes with us across all of our existing product lines. The value-added, metal-based specialty chemicals industry is highly fragmented and its participants offer a broad array of product lines and categories, representing many different products designed to meet specific customer requirements. Individual products compete on a global, regional and local level due to the nature of the businesses and products, as well as the end-use applications and customers served. The following chart sets forth our primary competitors within each segment:

Segment	Primary Competitors

Base Metal Chemistry	American ChemMet, Bayer, Degussa, Eurotungstene-Poudres, Hoeganaas, MacDermid, Rohm & Haas, Rhodia, Sheperd, Sumitomo, Umicore

Precious Metal Chemistry	Delphi, Engelhard, Johnson Matthey, Tanaka Precious Metals, W.C. Heraeus

Metal Management	Engelhard, Johnson Matthey, W.C. Heraeus, various bullion banks

Raw Materials

      The primary raw materials used in manufacturing our products are cobalt, nickel, copper, platinum, palladium, gold and silver, which are either purchased, leased or provided by our customers on consignment for processing.

      The cost of metals we use as raw materials fluctuates due to actual or perceived changes in supply and demand and changes in availability from suppliers. We generally are able to pass through fluctuations in raw material costs to our customers. Our supply of cobalt historically has been sourced primarily from the Democratic Republic of the Congo (DRC), Australia, Finland and Zambia. Nickel historically has been sourced primarily from Australia and Brazil. Platinum group metals historically have been sourced from South Africa and, to a lesser extent, from Russia and Canada. We source a significant portion of our PGM feedstock from one of the world’s largest global suppliers of platinum group metals, primarily under contract, and obtain the remainder through a variety of channels. Although we have never experienced a significant shortage of these raw materials, production problems or political or civil instability in specific supplier countries may in the future affect their supply and market price. We attempt to mitigate changes in prices and availability by entering into long-term supply contracts with a variety of producers. We do not anticipate any substantial interruption in our cobalt, nickel or PGM supply that would have a material adverse effect on our operations. Copper, gold and silver are worldwide commodities and are generally available.

      The following graphs set forth the average quarterly published market prices of cobalt, nickel and copper, and platinum, palladium, gold and silver, respectively, from January 1, 1998 to September 30, 2001:

BASE METAL PRICES

Date	Cobalt	Copper	Nickel

1Q98	19.32	0.77	2.48

2Q98	20.75	0.78	2.27

3Q98	18.58	0.75	1.90

4Q98	13.10	0.70	1.79

1Q99	13.51	0.64	2.09

2Q99	15.50	0.67	2.35

3Q99	17.79	0.77	2.87

4Q99	14.11	0.80	3.52

1Q00	13.52	0.82	4.28

2Q00	14.27	0.81	4.27

3Q00	13.13	0.87	3.75

4Q00	12.01	0.86	3.38

1Q01	11.27	0.82	2.98

2Q01	10.45	0.75	3.03

3Q01	9.26	0.67	2.50

PRECIOUS METAL PRICES

Date	Gold	Platinum	Palladium	Silver

1Q98	294.21	386.91	241.98	6.31

2Q98	299.67	385.05	319.31	5.71

3Q98	288.82	369.33	292.65	5.22

4Q98	294.06	346.42	283.76	4.95

1Q99	286.86	363.43	342.47	5.28

2Q99	273.10	356.68	342.20	5.12

3Q99	259.22	357.04	344.70	5.23

4Q99	296.25	431.98	403.58	5.24

1Q00	290.42	479.68	589.16	5.16

2Q00	280.31	529.77	599.11	5.01

3Q00	276.65	576.88	731.10	4.91

4Q00	269.14	593.41	806.01	4.72

1Q01	263.65	602.61	930.38	4.54

2Q01	268.00	594.74	654.00	4.39

3Q01	274.10	480.96	475.84	4.27

Research and Development

      Our research and new product development program is an integral part of our business. Research and development focuses on adapting proprietary technologies to develop new products and working with customers to meet their specific requirements, including joint development arrangements with customers that involve innovative products. New products include new chemical formulations, metal-containing compounds, concentrations of various components, product forms and packaging methods. Research and development expenses were approximately $13.3 million for 2000, $11.3 million for 1999 and $10.4 million for 1998. Expenses for research and development are expected to increase due to the acquisition of the dmc2 operations.

      Our research staff of 360 full-time personnel conducts research and development at our laboratories located in Cleveland, Ohio; Westlake, Ohio; Research Triangle Park, North Carolina; Newark, New Jersey; Auburn Hills, Michigan; Kokkola, Finland; Hanau, Germany; Schwäbisch-Gmünd, Germany; and Himeji, Japan. Our Kokkola facility also maintains a research agreement with Outokumpu Research Oy.

Patents and Trademarks

      We hold approximately 865 patents and have pending approximately 780 patent applications, including approximately 720 patents and 650 patent applications from the former dmc2 operations, related to the manufacturing, processing and use of metallo-organic and metal-based compounds. In addition, we have the right to use, and in certain instances to license and sell, technology covered by 37 patents, including 21 patents from the former dmc2 operations, in the areas of hydrometallurgical processes, solvent extraction, agitators and metal powders. We do not consider any single patent or group of patents to be material to our business as a whole.

Employees

      At September 30, 2001, we had approximately 4,700 full-time employees, with 1,500 located in the Americas, 2,500 in Europe, 400 in Africa and 300 in Asia-Pacific. We believe relations with our employees are good. Approximately 1,250 of our employees are nonunionized and are located at our production facilities in Newark, New Jersey; Research Triangle Park, North Carolina; Franklin, Pennsylvania; St. George, Utah; South Plainfield, New Jersey; Newark, Delaware; Burlington, Canada; Lubumbashi, the DRC; Kuching, Malaysia; Amsterdam, Netherlands; Vienna, Austria; Vicenza, Italy; Himeji, Japan; Seoul and Onsan, Korea; and Bangkok, Thailand.

      Europe. Employees at our facilities in Harjavalta, Finland and Kokkola, Finland are members of several national workers’ unions under various union agreements. Generally, these union agreements have two-year terms. Employees at our Karlskoga, Sweden, facility are members of industrial employees’ and workers’ unions with three-year terms, expiring in February 2003. Employees at our facilities in Hanau, Rheinfelden, Pforzheim and Schwäbisch-Gmünd, Germany, are members of several national workers’ unions. At these facilities, general working conditions are set forth in long-term agreements, whereas wage agreements usually are negotiated annually between the unions and the employers’ associations.

      Americas. Employees at our Johnstown, Pennsylvania facility are members of the United Steelworkers of America Union and the current Johnstown union agreement has a term of five years, expiring in June 2003. Employees at the Belleville, Canada facility are members of the Communications, Energy and Paperworkers Union of Canada and the current Belleville union agreement has a term of five years expiring in May 2003. The Calvert City, Kentucky, facility is operated under a service contract with Degussa AG, which employs two-thirds of the site’s employees. The Calvert City contract with the Paper, Allied Industrial, Chemical, Energy Workers’ International Union was renegotiated in January 2001. This union has been notified that as a consequence of the change in ownership resulting from our acquisition of the dmc2 operations, we will separate our workforce and these employees will become employees of one of our subsidiaries. We anticipate having discussions with this union concerning the workforce separation before the end of 2001 and we do not expect any material adverse consequences as a result of these discussions. Employees of our Port Elizabeth, South Africa, facility are members of the Chemical Energy Paper and Printing Allied Workers’ Union and the applicable union agreement has no defined term. Employees in our facilities in Guarulhos, Americana and Manaus, Brazil are members of the Metalworkers’ Union or of the Chemical Workers’ Union. The terms of these agreements are valid for one year and expire in October 2002 in Guarulhos and Americana, and in August 2002 in Manaus. Employees at our facility in Buenos Aires, Argentina are members of the Union Obrera Metalurgica. The terms of the Buenos Aires agreement do not provide for an expiration date and the agreement may be terminated by us at any time.

Properties

      We believe that our plants and facilities, which are of varying ages and of different construction types, have been satisfactorily maintained, are in good condition, are suitable for our operations and generally provide sufficient capacity to meet our production requirements. The land on which the Kokkola plant is located is leased with a remaining term of 90 years. The land on which the Harjavalta, Finland plant is located is leased with a remaining term of 49 years. The land on which the St. George, Utah plant is located is leased with a remaining term, including options, of 44 years. Portions of the land on which the Hanau, Germany plant is located are leased with a remaining term, including an option, of 41 years. Otherwise, we own the real properties comprising our manufacturing facilities. The transfer of ownership and some hereditary building rights have not yet been completed with respect to some facilities located in Germany that were acquired as part of the dmc2 operations.

      Our Kokkola, Finland production facility (KCO) is situated on property owned by Outokumpu Zinc Oy. KCO and Outokumpu Zinc Oy share certain physical facilities, services and utilities under agreements with varying expiration dates. Utilities and raw material purchase assistance contracts provide that KCO jointly purchase with, or pay a fee to, affiliates of Outokumpu Oyj for assistance in negotiating contracts and securing bulk quantity discounts. Our Harjavalta, Finland production facility is situated on land owned by Outokumpu Harjavalta Metals Oy. The Harjavalta, Finland facility also shares certain physical facilities and has contracts in place for waste disposal, tolling, utilities, laboratory services and raw material supply with varying expiration dates.

      Information regarding our primary offices, research and product development and manufacturing facilities is set forth below:

		Facility	Approximate	Leased/
Location	Segment	Function*	Square Footage	Owned

Africa:
Lubumbashi, the DRC	Base Metal	M	116,000	joint venture (55%)
Port Elizabeth, South Africa	Precious Metal	M	181,800	joint venture (55%)

		Facility	Approximate	Leased/
Location	Segment	Function*	Square Footage	Owned

Americas:
Newark, NJ	Base Metal	M, A, R	32,000	owned
Edison, NJ	Base Metal	A, W	47,000	leased
Research Triangle Park, NC	Base Metal	M, A, R	148,500	owned
Cleveland, OH	Base Metal	A, R, W	51,400	leased
Westlake, OH	Base Metal	A, R	35,200	owned
Belleville, Ontario	Base Metal	M	38,000	owned
Franklin, PA	Base Metal	M	331,500	owned
Johnstown, PA	Base Metal	M	168,000	owned
St. George, UT	Base Metal	M	193,000	owned
Burlington, Canada	Precious Metal	M	1,550,000	owned
South Plainfield, NJ	Precious Metal	M, A	71,400	owned/leased
Newark, DE	Precious Metal	M, A	49,500	leased
Auburn Hills, MI	Precious Metal	R, A	138,400	owned
Calvert City, KY	Precious Metal	M	30,900	joint venture (50%)
Manaus, Brazil	Precious Metal	M, A, W	132,500	owned
Americana, Brazil	Precious Metal	M	290,600	owned
Sao Paulo, Brazil	Precious Metal	M, A	215,400	owned/leased

Asia-Pacific:
Tokyo, Japan	Base Metal	A	2,300	leased
Kuching, Malaysia	Base Metal	M, A	25,000	owned
Taipei, Taiwan	Base Metal	A	4,000	leased
Bangkok, Thailand	Base Metal	M, A	107,400	owned
Bangkok, Thailand	Precious Metal	M, A	18,200	leased
Singapore	Base Metal	M	2,100	joint venture (70%)
Singapore	Precious Metal	M, A	4,200	leased
Himeji, Japan	Precious Metal	M, A, R	48,200	joint venture (50%)
Onsan, Korea	Precious Metal	M	89,500	joint venture (50%)

Europe:
Espoo, Finland	Base Metal	A	3,000	leased
Harjavalta, Finland	Base Metal	M, A	280,900	owned
Kokkola, Finland	Base Metal	M, A, R	470,000	owned
Ezanville, France	Base Metal	M, A	50,000	owned
Düsseldorf, Germany	Base Metal	A	4,800	leased
Hanau, Germany	Precious Metal	M, A, R	1,643,400	owned/leased
Pforzheim, Germany	Precious Metal	M, A, W	196,300	owned/leased
Rheinfelden, Germany	Precious Metal	M	131,200	owned
Schwäbisch-Gmünd, Germany	Precious Metal	M, A, R	276,200	owned
Karlskoga, Sweden	Precious Metal	M	123,700	leased
Amsterdam, Netherlands	Precious Metal	M, A	38,900	owned
Vienna, Austria	Precious Metal	M, A, W	107,900	owned
Vicenza, Italy	Precious Metal	M	31,900	owned

*	M – Manufacturing; A – Administrative; R – Research and Development; W – Warehouse

Environmental Matters

      We are subject to a wide variety of environmental laws and regulations in the United States and in foreign countries as a result of our operations and use of certain substances that are, or have been, used, produced or discharged by our plants. In addition, soil and/or groundwater contamination presently exists and may in the future be discovered at levels that require remediation under environmental laws at properties now or previously owned, operated or used by us.

      Environmental compliance costs were approximately $5.0 million in 2000. Ongoing expenses include costs relating to waste water analysis and disposal, hazardous and nonhazardous solid waste analysis and disposal, sea water control, air emissions control, soil and groundwater clean-up and monitoring and related staffing. We anticipate that we will continue to incur costs and make expenditures at increasing levels for the foreseeable future as environmental laws and regulations are becoming increasingly stringent and as we include the expenditures related to the acquired operations of dmc2.

      We also incurred capital expenditures of approximately $2.1 million in 2000 in connection with environmental compliance. We anticipate that capital expenditure levels for these purposes will increase to approximately $3.1 million in 2001, as we continue to modify some of our processes that may have an environmental impact. We also anticipate that capital expenditures for these purposes will increase due to the acquisition of the dmc2 operations.

      In preparation for the sale of the dmc2 businesses to us, Degussa AG engaged independent environmental consultants to conduct a “desktop” survey of potential environmental liabilities. According to the results of the survey, the high end of the estimated range of costs for the dmc2 businesses retained by us subsequent to the sale to Ferro is approximately $7.5 million. dmc2 has agreed to indemnify us against environmental liabilities relating to conditions existing at the date of purchase, subject to a cap of 25% of the purchase price, if such damages exceed €10.0 million for all of the former dmc2 sites together, including those sites that were sold to Ferro as part of the sale of the dmc2 divisions to Ferro (and then for the entire amount of damages). The environmental liabilities are subject to a cost-sharing formula under which we share an increasing percentage of costs over time, depending on when notice is given. Accordingly, we pay 10% of claims asserted in the first year, 20% in the second year, 30% in the third year, 40% in the fourth year, 50% in the fifth year, 60% in the sixth year, 75% in the seventh year, 90% in the eighth year, and 100% of all claims afterward. All of dmc²’s indemnification obligations are guaranteed by Degussa AG.

      Due to the ongoing development and understanding of facts and remedial options and the possibility of unanticipated regulatory developments, the amount and timing of future environmental expenditures could vary significantly from those currently anticipated. Although it is difficult to quantify the potential impact of compliance with or liability under environmental protection laws, based on presently available information, we believe that our ultimate aggregate cost of environmental remediation should not result in a material adverse effect upon our financial condition or results of operations.

Legal Proceedings

      We are subject to various legal and administrative proceedings incidental to our business. We believe that the disposition of all pending suits and claims, as relates to our business prior to the acquisition of the dmc2 operations, should not in the aggregate have a material adverse effect on our business or financial position. We did not assume any material liabilities relating to any pending suits or claims adverse to dmc2 prior to the acquisition of the dmc2 operations. dmc2 has agreed to indemnify us for breaches of representations and warranties made by dmc2 for an amount up to 25% of the purchase price, subject to a €10.0 million deductible. dmc2 has also agreed to indemnify us against World War II and National Socialist Era claims. All of the indemnification obligations of dmc2 are guaranteed by Degussa AG.

CONSIDERATIONS RELATING TO OUR CURRENT BUSINESS

We may not be able to successfully integrate the dmc2 operations into our business.

      The process of integrating the retained dmc2 businesses into our existing businesses may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. We cannot assure you that we will realize all of the anticipated benefits of the acquisition. Some of the integration difficulties or costs associated with the acquisition of the dmc2 operations may arise from:

•	unexpected losses of key employees or customers of dmc[2];

•	conforming dmc[2] standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel;

•	negotiating with labor unions;

•	statutory liabilities associated with a health care fund covering Degussa AG and dmc[2] employees if the fund is closed or liquidated; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles, liabilities or costs associated with the dmc2 integration, including those related to the renewal of insurance covering some dmc2 operations. The presence of one or more material liabilities related to the dmc2 operations that were unknown to us at the time of the acquisition of those operations may have a material adverse effect on our business, financial condition or results of operations.

      Historically, we have not been engaged to a significant extent in the precious metals businesses that we have acquired from dmc2. The precious metals businesses involve risks related to price fluctuations, as discussed immediately below. We will be dependent on the former dmc2 management team to operate those businesses, and our ability to operate those businesses profitably may be impaired if we are unable to retain that management team.

We are at risk from fluctuations in the price of our principal raw materials, including our precious metals inventory, and from our precious metals management activities.

      The primary raw materials we use in manufacturing base metal chemistry products are cobalt, nickel and copper. The cost of raw materials fluctuates due to actual or perceived changes in supply and demand. Generally, we are able to pass increases and decreases in raw material prices through to our customers by increasing or decreasing, respectively, the prices of our products. The extent of our profitability depends, in part, on our ability to maintain the differential between our product prices and raw material prices, and we cannot guarantee that we will be able to maintain an appropriate differential at all times.

      In manufacturing precious metal chemistry products, we primarily use platinum, palladium, gold and silver. We intend to continue the dmc2 practice of protecting against precious metal price volatility, to the extent possible, by pricing agreements with customers and by hedging through derivative financial instruments such as forward or futures contracts. These pricing agreements and hedging strategies may not be adequate to protect us fully from fluctuations in precious metal prices, and those fluctuations could materially and adversely affect the results of the precious metals businesses we have acquired from dmc2.

      dmc2 historically obtained a portion of its precious metal inventory through short-term and medium-term leases, rather than by purchasing the metals, and we intend to continue this practice. We will be exposed to the risk that changes in lease rates will increase our lease expense on those leases. Degussa AG has agreed to lease us precious metals up to an aggregate amount of DM 650.0 million until August 10, 2002 if we are otherwise unable to lease precious metals. After this period expires, we may not be able to enter into metal leases on terms comparable to those historically obtained by dmc2.

We are at risk from uncertainties in the supply of some of our principal raw materials.

      While copper, gold and silver are worldwide commodities and generally available, we can be less certain of the availability of cobalt, nickel and platinum group metals, including platinum, palladium and rhodium. Historically, we have sourced our supply of cobalt primarily from the Democratic Republic of the Congo

(DRC), Australia, Finland and Zambia. Although we have never experienced a material shortage of cobalt, production problems or political or civil instability in specific supplier countries may affect the supply and market price of cobalt. In particular, political and civil instability in the DRC may affect the availability of raw materials from that country. If a substantial interruption should occur in the supply of cobalt from the DRC or elsewhere, we may not be able to obtain as much cobalt from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

      Historically, we have sourced our supply of nickel primarily from Australia and Brazil. Although we have never experienced a material shortage of nickel, if a substantial interruption should occur in the supply of nickel, we may not be able to obtain as much nickel from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

      Historically, we have sourced our supply of platinum group metals primarily from South Africa, where they are found in primary deposits, and from Russia and Canada, where they are by-products of copper and nickel mining. We source a significant portion of our PGM feedstock from one of the largest global suppliers of platinum group metals, primarily under contract, and obtain the remainder through a variety of channels. Although we have never experienced a material shortage of platinum group metals, if a substantial interruption should occur in the supply of platinum group metals, we may not be able to obtain as much platinum group metals from other sources as would be necessary to satisfy our requirements at prices comparable to our current arrangements.

We may not be able to respond effectively to technological changes in our industry or in our customers’ products.

      Our future business success will depend in part upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations. Moreover, technological and other changes in our customers’ products or processes may render some of our specialty chemicals unnecessary, which would reduce the demand for those chemicals.

We operate in a very competitive industry.

      We have many competitors. Some of our principal competitors have greater financial and other resources, less leverage and greater brand recognition than we have. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. As a result of the competitive environment in the markets in which we operate, we currently face and will continue to face pressure on the sales prices of our products from competitors and large customers. With these pricing pressures, we may experience future reductions in the profit margins on our sales, or may be unable to pass on future raw material price or labor cost increases to our customers, which also would reduce profit margins. In addition, we cannot guarantee that we will not encounter increased competition in the future, which could have a material adverse effect on our business. Since we conduct our business mainly on a purchase order basis, with few long-term commitments from our customers, this competitive environment could give rise to a sudden loss of business.

If we lose key personnel, our business may be adversely affected.

      Our success depends to a large degree on a number of key employees, and the loss of their services could have a material adverse effect on our business. In particular, the loss of James P. Mooney, our Chairman of the Board and Chief Executive Officer, could have a material adverse effect on our business. We have entered into employment agreements with some of our key employees, including Mr. Mooney. We cannot guarantee, however, that any of these employment agreements will prevent us from losing the services of any of our key employees, including Mr. Mooney.

We are subject to stringent environmental regulation and may incur unanticipated costs or liabilities arising out of environmental matters.

      We are subject to stringent laws and regulations relating to the storage, handling, disposal, emission and discharge of materials into the environment, and we have expended, and may be required to expend in the future, substantial funds for compliance with such laws and regulations. In addition, we may from time to time be subjected to claims for personal injury, property damages or natural resource damages made by third parties or regulators. Our annual environmental compliance costs approximated $5.0 million in 2000. In addition, we made capital expenditures of approximately $2.1 million in 2000 in connection with environmental compliance. We expect that these expenditures will increase as a result of our acquisition of the dmc2 operations.

      Some risk of environmental liability is inherent in the nature of our business and in the ownership and operation of real property, and we can provide no assurance that additional environmental costs, which may be material, will not arise in the future. In addition, we have not previously operated the 20 plants acquired as part of the dmc2 operations and have limited information regarding their environmental condition and compliance. Environmental considerations may affect customer acceptance of some of our products.

We are exposed to fluctuations in foreign exchange rates, which may adversely affect our operating results and net income.

      We have manufacturing and other facilities in the Americas, Europe, Asia-Pacific and Africa, and we market our products worldwide. Although most of our raw material purchases and product sales are transacted in U.S. dollars, liabilities for non-U.S. operating expenses and income taxes are denominated in local currencies. In addition, fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency. Accordingly, fluctuations in currency rates may affect our operating results and net income. In order to partially hedge our balance sheet exposure to fluctuating rates, we enter into forward contracts to purchase euros. Such transactions cannot, however, eliminate all of the risks associated with currency fluctuations.

Our substantial international operations subject us to risks not faced by domestic competitors, which may include unfavorable political, regulatory, labor and tax conditions in other countries.

      About 64% of our net sales in 2000 were derived from our foreign facilities. As a result of our acquisition of the dmc2 operations, we estimate that our sales from our foreign facilities will increase to more than 70% of our net sales (excluding net sales of the Metal Management segment). Accordingly, our business is subject to risks related to the differing legal and regulatory requirements and the social, political and economic conditions of many jurisdictions. In addition to risks associated with fluctuations in foreign exchange rates, risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	U.S. export licenses may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur, including with respect to export duties and quotas;

•	compliance with a variety of foreign laws and regulations may be difficult; and

•	overlap of different tax structures may subject us to additional taxes.

      Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Furthermore, we cannot be sure that any of the foregoing factors will not have a material adverse effect on our business, financial condition or results of operations.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OM GROUP, INC.
/s/ JAMES M. MATERNA ------------------------------------------------ James M. Materna Chief Financial Officer (Duly authorized signatory of OM Group, Inc.)

December 3, 2001